Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

GEOPARK LIMITED

of

Up to U.S.$50,000,000 of its Common Shares
at a Per Share Purchase Price Not Greater Than
U.S.$10.00 Nor Less Than U.S.$9.00 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 17, 2024, UNLESS THE OFFER IS EXTENDED.

March 20, 2024

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by GeoPark Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), to act as Dealer Manager in connection with its offer to purchase for cash up to U.S.$50,000,000 of its common shares, U.S.$0.001 par value per share, pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than U.S.$10.00 nor less than U.S.$9.00 per share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”) at the purchase price determined as provided herein, in either case in cash, less any applicable withholding taxes and without interest, and upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to the shares shall refer to the common shares of the Company.

After the Expiration Time, the Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, which will not be greater than U.S.$10.00 nor less than U.S.$9.00 per share, that it will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. The Company will select the single lowest price per share (in multiples of U.S.$0.10) of not greater than U.S.$10.00 nor less than U.S.$9.00 per share (the “Purchase Price”) that will allow it to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding U.S.$50,000,000 Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of U.S.$9.00 per share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Shares properly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price we determine pursuant to the terms of the Offer will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, the Company will buy all the shares properly tendered and not properly withdrawn.

In addition, the Company has reserved the right, if more than U.S.$50,000,000 in value of shares are tendered in the Offer at or below the Purchase Price, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2.0% of its outstanding Shares without extending the Expiration Time.

All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, shares having an aggregate purchase price in excess of U.S.$50,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company’s expense promptly after the Expiration Time.

On the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of more than U.S.$50,000,000 (or such greater aggregate purchase price of shares as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase shares at the Purchase Price in the following order of priority: First, the Company will purchase all “odd lots” of fewer than 100 shares at the Purchase Price from shareholders who properly tender all of their shares owned beneficially or of record by such odd lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of fewer than all of the Shares owned, beneficially or of record, by such odd lot shareholders will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, the Company will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Company has acquired Shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as the Company may elect to purchase, subject to applicable law); and

Third, only if necessary to permit the Company to purchase shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as the Company may elect to purchase, subject to applicable law), the Company will purchase shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Enclosed with this letter are copies of the following documents:

1. Offer to Purchase dated March 20, 2024;

2. Letter of Transmittal, for your use in accepting the Offer and tendering shares of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to shares, to be used to accept the Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time; and

5. Return envelope addressed to Computershare Trust Company, N.A. as the Depositary.

The Offer is not conditioned on the receipt of financing or any minimum value or number of Shares being tendered. The Offer, however, is subject to other conditions set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on April 17, 2024, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the fees of the Dealer Manager, the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, NEITHER THE COMPANY NOR THE COMPANY’S BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEM. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. IN DOING SO, SHAREHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 OF THE OFFER TO PURCHASE. SHAREHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Questions and requests for additional copies of the enclosed material may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours, BTG Pactual US Capital, LLC as Dealer Manager

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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